SHARE PURCHASE AGREEMENT - NORTHLAND CUSTOM PACKAGING WC.

     THIS AGREEMENT is dated for September 14, 2000.

     AMONG:

     CRYOPAK INDUSTRIES INC., a British Columbia corporation having an office at 1120 - 625 Howe Street, Vancouver, British Columbia, V6C 2T6 .

     (the "Purchaser")

                                                               OF THE FIRST PART

     AND:

     RAISON INVESTMENTS INC., a British Columbia corporation having an office at 490 -'789 West Pender Street, British Columbia, V6C 1H2

     (the "Seller")

                                                              OF THE SECOND PART

     AND:

     CHARN RAI of 913 Henley Street, New Westminster, British Columbia, V3M 4B9

     (the "Guarantor" or "Chain')

                                                               OF THE THIRD FART

     WHEREAS:

     A.   Northland Packaging owns and operates the Business;

     B.   The Seller owns the Northland Packaging Shares;

     C. The Seller has agreed to sell and the Purchaser has agreed to purchase the Northland Packaging Shares, subject to the terms and conditions of this Agreement;

     D.   The Guarantor is one of the owners of the Seller;

     E. The Guarantor is one of the owners of Northland Ice Gel Incorporated ("Northland Ice");

     F. The shareholders of Northland Ice have agreed to sell all of the shares of Northland Ice (the "Northland Ice Shares") to the Purchaser, concurrently with the sale of the Northland Packaging Shares;

     G. The Purchaser only wishes to purchase the Northland Packaging Shares and the Northland Ice Shares if purchased concurrently;

     NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties agree as follows:

                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

Definitions
-----------

1.01 In this Agreement, including its recitals, the following terms will have the following meanings:

     "Accounts Receivable" means all trade accounts receivable of Northland Packaging;

     "Adjustment Date" means the date which is one hundred and twenty (120) days following the Closing Date;

     "Agreement" means this agreement between the Purchaser and the Seller;

     "Assets" means the undertaking and all the property and assets of the Business of every kind and description wheresoever situated including, without limitation, the Equipment, all the inventory, the Material Contracts, the Accounts Receivable and other debts owing to Northland Packaging, the Intangible Assets, the Goodwill and all cash on hand or on deposit to the credit of Northland Packaging on the Closing Date;

     "Audit Date" means the day immediately prior to the Closing Date;

     "Auditors" means Hay and Watson, of Vancouver, British Columbia, or such other firm of chartered accountants which has been appointed as the auditors of the Purchaser at the relevant time;

     "Business" means all aspects of the contract packaging business presently conducted by Northland Packaging;

     "ICDNX" weans the Canadian Venture Exchange;

     "Closing" means the completion, on the Closing pate, of the transactions contemplated hereby in accordance with Article $; .

     "Closing Date" means September 14, 2000;

     "Collective Agreement" means the agreement dated August 8, 2000 between Northland Packaging and LW.A. Canada, C.L.C. Local No. 2171;

     "Debt" means the long term debt plus working capital deficiency of Northland Packaging, if any, calculated in accordance with section 2.03 hereof, minus working capital, if any, all in accordance with Canadian generally accepted accounting principles; provided that inventory shall be valued at the lower of cost or net realizable value determined on a first in first out basis.

     "EBITDA" has the meaning set out in Schedule "A";

     "Equipment" means all machinery, manufacturing equipment, office equipment, furniture, and furnishings used in the Business, including, without limitation, the items more particularly described in Schedule "C", but excluding such items as are owned by Northland Ice or the Purchaser or Cryopak Corporation;

     "Escrow Agreement" means the escrow agreement in the form attached as Schedule "L", which is to be executed at the Closing;

     "Goodwill" means the goodwill of the Business together with the exclusive right to the Purchaser to represent itself as carrying on the Business in continuation of Northland Packaging subject to the terms hereof, the right to all corporate, operating and trade names associated with the Business, or any variations of such names as part of or in connection with the Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the Business, all necessary licenses and authorizations and any other rights used in connection with the Business;

     "including" means without limitation or prejudice to the generality of. any description, definition, term or phrase preceding that word, and the word "include" and its derivative expressions shall be construed accordingly;

     "Intangible Assets" means all of the intangible assets of Northland Packaging, including, without limitation, the Goodwill, all trademarks, patents, logos, copyrights, designs, acid other intellectual and industrial property, but excluding the Patent and prototypes relying thereon;

     "Material Contracts" means the burden and benefit of and the right, title and interest of Northland Packaging in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which Northland Packaging is entitled in connection with the Business whereunder Northland Packaging is obligated. to pay or entitled to receive the sum of $5,000 or more including, without limiting the generality of the foregoing, any sales agreements, pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, and any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, lawyers or others which cannot be terminated without liability on not more than one month's notice;

     "Northland Ice" means Northland Ice Gel Incorporated., a private British Columbia corporation having an office at 1055 Derwent Way, Delta, British Columbia;

     "Northland Packaging" means Northland Custom Packaging Inc., a private British Columbia corporation having an office at 1055 Derwent Way, Delta, British Columbia;

     "Northland Packaging Financial Statements" means collectively the unaudited financial statements of Northland Packaging for the year ended August 31, 1999 and for the six months ended February 29, 2000, true copies of which are attached as Schedule "B".

     "Northland Packaging Shares" means a total of 100 common shares without par value in the capital of Northland Packaging owned by the Seller, which constitute all of the issued and outstanding shares in the capital of Northland Packaging;

     "Patent" means the patent of the funnel dispenser registered in the United States Patent Ogee on September 3, 1996 under registration number 5,551,606 (listing Charn Rai and Barry Wertz as inventors);

     "Place of Closing" means the offices of Godinho, Sinclair, Suite 1020, 510 Burrard Street, Vancouver, British Columbia, or such other place as the parties may mutually agree upon;

     "Purchaser Financial Statements" means the audited financial statements of the Purchaser for its financial year ended March 31, 2000, true copies of which are attached hereto as Schedule "I";

     "Time of Closing" means 9:00 a.m. local time at the Place of Closing on the Closing Date;.

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

Captions and Section Numbers
----------------------------

1.02 The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Extended Meanings
-----------------

1.03 The words "hereof', "herein", "hereunder" and similar expressions used in any clause, paragraph or section of this Agreement will relate to the whole of this Agreement and not to that clause, paragraph or section only, unless otherwise expressly provided.

Number and Gender
-----------------

1.04 Whenever the singular or masculine or neuter is used in this Agreement, the same will be construed to mean the plural or feminine ox body corporate where the context of this Agreement requires.

Section References and Schedules
--------------------------------

1.05 Any reference to a particular "article", "section" or other subdivision is to the particular article, section or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate
     Schedule is incorporated into and made part of this Agreement. The Schedules to this Agreement are as follows:


Schedule "A" Definition of EBITDA
Schedule "B" Northland Packaging Financial Statements.
Schedule "C" Equipment
Schedule "D" Material Contracts
Schedule "E" Accounts Payable and Liabilities
Schedule "F" Permitted Encumbrances
Schedule "G" Purchaser Interim Financial Statements
Schedule "I" Purchaser Financial Statements
Schedule "J" Labour Matters
Schedule "K" Litigation
Schedule "M" Options and Warrants
Schedule "N" Obligations and Guarantees

Severability of Clauses
-----------------------

1.06 If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

Currency and Exchange hate
--------------------------

1.07 Unless otherwise specified, all sums referred to herein and all payments to be made hereunder will be in lawful money of Canada.

Collective Terms
----------------

1.08 Any reference in this Agreement to a term with collective meaning shall be read and interpreted as the context may require.

                                    ARTICLE 2
                           PURCHASE AND SALE OF SHARES

Sale of Shares
--------------

2.01 The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller the Northland Packaging Shares, subject to the terms and conditions of this Agreement.

Consideration
-------------

2.02 In consideration of the sate of the Northland Packaging Shares by the Seller to the Purchaser, the Purchaser agrees to pay $100 to the Seller at the Closing.

Adjustments to Debt
-------------------

2.03 The Debt shall be calculated as at the close of business on the Audit Date, and shall be calculated by the Auditors on or before the Adjustment bate, at the sole expense of the Purchaser; provided that any Accounts Receivable as of the Audit Date which have not been collected by the Adjustment Date shall be treated as bad debt; and provided further that an accrual shall be recorded as of the Audit Date in respect of the stub period financial statements which are required by the Income Tax Act of Canada to be prepared in respect of the deemed year end of Northland Packaging resulting from the transaction herein, such accrual to cover the cost of the Seller's accountants preparing such f,mancial statements and any resulting tax liability; and provided further that the aforesaid bad debts shall be assigned by Northland Packaging to the Seller, who shall use its best efforts to collect such bad debts in such manner as to not unduly cause animosity between Northland Packaging and any ongoing customers of
     Northland  Packaging;  provided  that the Purchaser  shall cause  Northland
     Packaging to assist the Seller in such collection, while not being responsible for such collection. The Seller or its assignee shall retain for its account all such bad debts collected.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

Representations and Warranties
------------------------------

3.01 The Seller and the Guarantor jointly and severally acknowledge, represent and warrant to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in completing the transaction contemplated hereby, that, subject to the interpretation, limitations and qualifications set forth in this Article 3:


Northland Packaging
-------------------

     Corporate Status and Capacity

     (a) Incorporation. Northland Packaging is corporation duly incorporated and validly subsisting under the laws of the Province of British Columbia, and is in good standing with the Registrar of Companies with respect to the filing of annual reports and all other filings;

     (b)  Non-Reporting.  Northland  Packaging  is  not a  reporting  or  public
          company   under  the  laws  of  British   Columbia  or  of  any  other
          jurisdiction;

     (c) Carrying on Business. Northland Packaging carries on business in British Columbia and does not carry on any material business activity in any other jurisdiction other than selling activities. Northland Packaging has business offices on Annacis Island, British Columbia and in no other locations. Neither the ownership of the Assets nor the nature of the Business requires Northland Packaging to register or otherwise be qualified to carry on business in any other jurisdiction;

     (d) Corporate Capacity. Northland Packagin has the corporate power, capacity and authority to own the Assets, to carry on the Business and to enter into and complete this Agreement;

     Capitalization

     (e) Authorized Capital. The authorized capital of Northland Packaging consists of 10,000 common shares;

     (f) Ownership of Shares. The issued and outstanding shares in the capital of Northland Packaging are validly issued and outstanding as fully paid and nonassessable shares. The Seller is the registered and beneficial owner of the Northland Packaging Shares, free and clear of any and all liens, charges, pledges, and encumbrances;

     (g) No Option. No person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any of the Northland Packaging Shares or for the purchase, subscription or issuance of any of the unissued shares in the capital of Northland Packaging;

     (h) Ca aci . The Seller has full right, power and authority to enter into this Agreement on the terms and conditions contained herein and to transfer and cause the transfer of full legal, registered and beneficial title and ownership of the Northland Packaging Shares to the Purchaser;

     (i) No Restrictions. There are no restrictions on the transfer, sale or other disposition of the Northland Packaging Shares contained in the charter docents of Northland Packaging (other than approval of the board of directors of Northland packaging), or under any agreement, and the Northland Packaging Shares may befreely traded and transferred to the Purchaser under all applicable laws and regulations;

     Execution and Performance of Agreement

     (j) Authorization and Enforceability. The execution and delivery of this Agreement; and the completion of the transaction contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Seller and this Agreement constitutes a legal, valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms;

     (k)  No Violation or Breach. The performance of this Agreement will not:

          (i) violate the charter documents of Northland Packaging or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which the Seller or Northland Packaging, or any of them, is a party;

          (ii) give any person any right to terminate or cancel any agreement including, without limitation, any of the Material Contracts;

          (iii)result in any material alteration of Northland Packaging's obligations under any agreement to which Northland Packaging is a party including, without limitation, the Material Contracts;

          (iv) result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the Assets; or

          (v) violate any court order or decree to which Northland Packaging and the Seller or any of them are subject;

     Applicable Laws and Legal Matters

     (1) Licences. Northland Packaging holds al licences and permits as are requisite for carrying on the Business in the manner in which it has heretofore been carried on, which licences and permits have been maintained and continue to be in good standing;

     (m) Applicable Laws. Northland Packaging has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it the violation of which would have a material adverse effect on Northland Packaging, and Northland packaging is not so in breach;

     (n) Litigation. There is no material litigation or administrative or governmental proceeding or enquiry pending or threatened against or relating to Northland Packaging, the Business, or any of the Assets, except as described in Schedule "K" nor does the Seller have any knowledge of any deliberate. act or omission of Northland Packaging that would form any material basis for any such action, proceeding or enquiry;

     (o) No Bankruptcy. Northland Packaging has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against Northland Packaging and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of Northland packaging;

     (p) Labour Matters. Northland Packaging is not a parry to an collective agreement relating to the Business with any labour union or other association of employees and no pact of the Business has been certified as a unit appropriate for collective bargaining, except as attached as Schedule "J";

     Records and Financial Statements

     (q) Charter Documents. The charter documents of Northland Packaging have not been altered since the incorporation of Northland Packaging, except as disclosed in the minute book of Northland Packaging;

     (r) Booksand Records. The books and records of Northland Packaging fairly and correctly set out and disclose in all material respects the financial position of Northland Packaging, and all material financial and other transactions of Northland Packaging relating to the Business, including any and all material contracts and arty amendments thereto, have been accurately recorded or filed in such books and records;

     (s) correct and present fairly and correctly the assets and liabilities (whether accrued, absolute, contingent or otherwise) of Northland Packaging as of the respective dates thereof, and the sales and earnings of the Business during the periods covered thereby, in all material respects, and have been prepared in substantial accordance with generally accepted accounting principles;

     (t) and collectible without set-off or counterclaim, provided that the term "good and collectible" as used herein is not to be interpreted to means that the Seller warrants that a particular account receivable will actually be collected and in such instance such non-collection shall not render Northland Packaging Financial Statements inaccurate nor constitute a breach of the Seller's representations and warranties with respect thereto;

     (u) Liabilities arid Payables. There are n liabilities individually exceeding $5,000, contingent or otherwise, of Northland Packaging which are not disclosed in Schedule "E" hereto or reflected in the Northland Packaging Financial Statements, and Northland Packaging has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation, except as disclosed in Schedule "E". Without limiting the generality of the foregoing, all accounts payable of Northland Packaging, individually exceeding $5,000 and due and owing for more than thirty days, are described in Schedule "E";

     (v) Long Term Debt. Northland Packaging ha no material long term debt, except as disclosed in Schedules "0" and "F".

     (w) No Company Debt to Related Parties. Northland Packaging is not materially indebted to the Seller, nor to any officer, director or shareholder of the Seller or any family member of the foregoing, nor to any affiliate, director or officer of Northland Packaging, except as disclosed in Schedules "E" and "F";

     (x) No Related Patty Debt to Northland Packaging. The Seller is not indebted to or under financial obligation to Northland Packaging on any account whatsoever, except for advances on account of travel and other expenses not exceeding $1,000 in total;

     (y) No Dividends. No dividends or other distributions on any shares in the capital of Northland Packaging have ever been declared but not yet paid, except for a dividend which was declared by director's resolution dated September 13, 2000;

     (z) No Payments. No payments of any kind have been made or authorized since the date of Northland Packaging Financial Statements to or on behalf of the Seller or to or on behalf of officers, directors, shareholders or employees of Northland Packaging or under any management agreements with Northland Packaging, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them, except for two bonuses authorized by the director's resolutions dated September 13, 2000;

   (aa) No Pension Plans. There are n pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting Northland Packaging, except as described in Schedule "E";

     (bb) No Adverse Events. Since the latest date of the Northland Packaging Financial Statements:

          (i) there has not been any material adverse change in the financial position or condition of Northland Packaging, its liabilities or the Assets or any damage, loss' or other change in circumstances materially affecting Northland Packaging, the Business or the Assets or Northland Packaging's right to carry on the Business, other than changes in the ordinary course of business, none of which has been materially adverse;

          (ii) there has not been any damage destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting Northland Packaging, the Business or the Assets;

          (iii)there has not been any material increase in the compensation payable or to become payable by Northland Packaging to the Seller or to any of its officers, employees or agents or any bonus, payment or arrangement made to or with any of them, except as provided herein and as provided by the Collective Agreement;

          (iv) the Business has been, and continues to be carried on in the ordinary course;

          (v) Northland Packaging has not waived or surrendered any right of material value, except as disclosed ire Schedules "E" and "F"; and

          (vi) no capital expenditures have been authorized or made by Northland Packaging, except in the ordinary course of business;

     Income Tax Matters

     (cc) Tax Returns. All tax returns and reports of Northland Packaging required by law to be filed have been filed and are substantially true, complete and correct, and any taxes payable in accordance with any return filed by Northland Packaging or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid;

     (dd) Current Taxes. Adequate provisions hav been made, or will be made, for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for au extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by Northland Packaging. The Seller is not aware of any material contingent tax liabilities or any grounds which would prompt a material reassessment; .

The Assets
----------

     Ownership and Condition

     (ee) Business Assets. The Assets comprise all of the property and assets of the Business and none of the Seller nor any other person, firm or corporation owns any assets used by Northland Packaging in operating the Business, whether under a lease, rental agreement or other arrangement, except as disclosed in Schedule

     (ff) Title. Northland Packaging is the lega and beneficial owner of the Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, except as disclosed in Schedules "E" and "F"9

     (gg) Insurance. Northland Packaging maintains a minimum of $7,000,000 of product liability insurance and a minimum of $5,500,000 of insurance against loss or damage to the Assets and the Business;

     (hh) Material Contracts. The contracts listed in Schedule " D" constitute all of the Material Contracts of Northland Packaging;

     (ii) No Default. There has not been any default in a material obligation of Northland Packaging or the Seller to be performed under any of the Material Contracts, each of which is in good standing and in full force and effect and unamended; and the Seller is not aware of any default in the obligations of any other party to any of the Material Contracts;

     (jj) No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of Northland Packaging, except pursuant to the Collective Agreement. Northland Packaging is not obliged to - pay benefits or share profits with any employee after termination of employment, except as required by law or pursuant to the Collective Agreement;

     (kk) Inventories. No material portion of th inventories of Northland Packaging is obsolete or unsalable in the usual and ordinary course of the operation of the Business and such inventories are in good condition for sale;

     (11) Forward Commitments. All outstanding forward commitments by or on behalf of Northland Packaging for the purchase or sale of its inventories have been made in; accordance with its normal business custom;

     Equipment

     (mm) Equipment. The Equipment has been maintained in a manner consistent with that of a prudent owner, is in good operating condition and state of repair, and has no known major faults;

     Goodwill and Other Assets

     (nn) Goodwill. Northland Packaging currently carries on the Business only under the name "Northland Custom Packaging Inc." and under no other business or trade names. Northland Packaging has carried on the Business and been known as "Northland Custom Packaging", "Northland" and "Northland Group". To the best of the knowledge of the Seller, Northland Packaging has the legal right to use its corporate name and trade name, and the Seller is unaware of any names similar to Northland Packaging's name in use in any areas where the Business is conducted. The Seller has no knowledge of any infringement by Northland Packaging of any patent, trademark, copyright or trade secret, nor any knowledge of any infringement by others of the intellectual property of Northland Packaging;

     The Business

     (oo) Maintenance of Business. Since the latest date of the Northland Packaging Financial Statements, the Business has been carried on in the ordinary course;

     (pp) No Ownership of Companies. Northland Packaging does not own any subsidiary and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm; and

     (qq) To the best of the knowledge of the Seller, Northland Packaging has conducted, and is conducting, its business in compliance in all material respects with all applicable laws, regulations, rules, by-laws, and other lawful requirements of any governmental, municipal, or regulatory bodies which are applicable to Northland Packaging. The Seller is not aware of any legislation, regulation, rule or by-law in force that will render this Agreement, or any part of it, or the representations . and warranties of the Seller, or any one of such representations and warranties, invalid or inoperative.

Non-Merger and Survival
-----------------------

3.02 Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a part from any such representation or warranty) or any investigation made by the Purchaser, the representations and warranties of the Seller and the Guarantor shall survive the Closing and will remain in full force and effect for a period of three (3) years thereafter;

Indemnity
---------

3.03 The Seller and the Guarantor agree to jointly and severally indemnify and save harmless the Purchaser from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of the Seller to defend any claim as herein provided), resulting from the breach by the Seller of any representation or warranty of the Seller under this Agreement. The Purchaser will assist with such defence as reasonably required by the Seller, at the Seller's sole cost. Notice of any such indemnified matter must be promptly given to the Seller and the Guarantor and, in order for the indemnity to be effective, the notice must give a reasonable period of time before a defence or response is required to be made by law. Further, no settlement payment may be made by the Purchaser before the Seller and the Guarantor have been given the opportunity to consent to the terms of settlement or, alternatively, assume the defence of such indemnified matter.

                                    ARTICLE 4
                               GUARANTEE BY CHARM

4.01 In consideration of the Purchaser purchasing the Northland Packaging Shares from the Seller, the Guarantor hereby unconditionally guarantees to the Purchaser the due and prompt performance by the Seller of the Seller's covenants and obligations herein.

4.02 The Purchaser may from time to time grant extensions of time or other indulgences to the Seller as the Purchaser may see fit, without prejudice to or in any way limiting or lessening the liability of the Guarantor under this guarantee.

4.03 The Purchaser shall not be bound to exhaust its recourse against the Seller before being entitled to claim against the Guarantor under this guarantee.

                                    ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Representations and Warranties
------------------------------

5.01 The Purchaser acknowledges, represents and warrants to the Seller, with the intent that the Seller will rely thereon in entering into this Agreement and in completing the transaction contemplated hereby, that:

     (a) Incorporation. The Purchaser is a corporation duly incorporated and validly subsisting under the laws of the Province of British Columbia, and is in good standing with the office of the British Columbia Registrar of Companies with respect to the filing of annual reports;

     (b) Corporate Capacity. The Purchaser has the power and capacity to own its assets and to carry on its business as presently being carried on and proposed to be carried on by it, and to enter into this Agreement and to carry out the transactions contemplated hereby. Neither the ownership of its assets nor the nature of its business requires the Purchaser to register or otherwise be qualified to carry on business in any other jurisdiction;

     (c) Authorization and Enforceability. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to all applicable corporate and securities laws and regulations;

     (d) Authorized and Issued Capital. The authorized capital of the Purchaser consists of 100,000,000 common shares without par value and 100,000,000 Class "A" Preference shares without par value, of which 1,500 are designated Class "A" Convertible Voting Preference shares, Series r. 19,709,209 common shares are issued and outstanding as at the date of this Agreement. As at the date of this Agreement, except as described in Schedule "M", no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the issue or allotment of any unissued shares in the capital of the Purchaser or any other security convertible into or exchangeable or exercisable for any such shares or to require the Purchaser to purchase, redeem, or otherwise acquire any of the issued and outstanding common shares of the Purchaser;

     (e) Liti ation. There is no litigation or administrative or governmental proceeding or inquiry pending, or to the knowledge of the Purchaser, threatened against or relating to the Purchaser or its business or any of its assets, nor does the Purchaser know of or have reasonable grounds for believing that there is any basis for any such action, proceeding or inquiries;

     (f) No Bankruptcy. The Purchaser has not committed an act of insolvency, nor has it made any voluntary assignment or proposal under the applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against the Purchaser, nor any order made or resolution passed for the winding up, dissolution, or liquidation of the Purchaser;

     (g) Charter Documents. The charter documents of the Purchase have not been altered since the incorporation of the Purchaser, except as filed in the records books of the Purchaser;

     (h) Books and Records. The books and records of the Purchase f&ly and correctly set out and disclose in .all material respects the financial position of the Purchaser, and all material financial and other transactions of the Purchaser relating to its business, including any and all material contracts and any amendments thereto, have been accurately recorded in such books and records;

     (i) and Alberta and is not, to the knowledge of the Purchaser, in default or contravention of any of the requirements relating thereto under the securities legislation of such provinces;


     (j) As at the date of this Agreement, the Purchaser owns one ,material subsidiary, being Cryopak (Canada) Corporation, a British Columbia non-reporting company, which in turn owns Cryopak Corporation, a Nevada non-reporting company;

     (k) To the best of the knowledge of the Purchaser, the Purchaser and its subsidiaries have conducted, and are conducting, their businesses in compliance in all material respects with all applicable laws, regulations, rules, by-laws, and other lawful requirements of any governmental, municipal, or regulatory bodies which are applicable to the Purchaser and its subsidiaries. The Purchaser is not aware of any legislation, regulation, rule or bylaw in force, or proposed, that will render this Agreement, or any part of it, or the representations and warranties of the Purchaser, or any one of such representations and warranties, invalid or inoperative;

     (1) The audited consolidated balance sheet of the Purchaser as at March 31, 2000 and the audited consolidated statement of earnings and retained earnings and changes in the financial position of the Purchaser for each of the. years ended March 31, 1999 and March 31, 2000, respectively, including all notes thereto, (complete copies of all of which have been presented to the Seller), were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods in respect of which they apply and correctly, truly, accurately and fairly present the assets, liabilities (contingent or otherwise), financial condition, financial position, revenue, earnings (or losses), results of operations and changes in the financial position of the Purchaser, in all material respects, on a consolidated basis at such dates and during the periods covered thereby;

     (m) The unaudited quarterly report and consolidated financial statements of the Purchaser for the financial year quarter ended June 30, 2000 were prepared in accordance with generally accepted accounting principles consistently applied throughout the period in respect of which they apply and, subject to year-end adjustments in accordance with generally accepted accounting principles, truly, accurately and fairly present the assets, liabilities (contingent or otherwise), financial condition, financial position, revenue, earnings (or losses), results of operations and changes in the financial position of the Purchaser, in all material respects, on a consolidated basis during the quarterly period covered thereby;

     (n) Since the latest dates of the financia statements referred to in subclauses (n) and (o) above, except as disclosed in writing in this Agreement, or in a Schedule to this Agreement:

     (i) there has not been any materially adverse change in the assets, liabilities (contingent or otherwise), business, operations, financial condition, prospects or viability of the Purchaser or any subsidiary of the Purchaser;

     (ii) there has not been any materially adverse change in the capital or indebtedness of the Purchaser, or its subsidiaries, on a consolidated basis and neither the Purchaser nor any of it subsidiaries has received, or been informed, that it will receive any demand. for repayment of any such indebtedness; (iii) there has not been any adverse material change in the financial position of the Purchaser, or its subsidiaries, on a consolidated basis, and there has not been, nor is there currently contemplated, any material revaluation of any assets of the Purchaser or any cancellation or modification of any debt owed to or any waiver or release of any rights or claims held by the Purchaser or any of its subsidiaries (except for cancellations, modifications, waivers or releases in the ordinary course of business which in the aggregate are not material), or any material increase in the age of outstanding accounts receivable, the allowance for doubtful accounts or . bad debt losses of the Purchaser or any of its subsidiaries; (iv) the Purchaser may incur additional losses during its financial year quarter ended September 30, 2000; (o) The Purchaser will use its best efforts to arrange for a discharge of the obligations and guarantees described in Schedule "N" and, until such discharge, will indemnify the obligants and guarantors in respect of any and all liability arising therefrom; and (p) In the event that Charn's employment with Northland Ice or Northland Packaging is terminated for any reason, or he is removed as director or officer of Northland Ice or Northland Packaging, such termination will not, in itself, constitute a breach of this Agreement. E

Non-Merger and Survival
-----------------------

5.02 Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a part from any such representation or warranty) or any investigation made by the Seller, the representations and warranties of the Purchaser shall survive the Closing and will remain in full force and effect for a period of three (3) years thereafter.

Indemnity
---------

5.03 The Purchaser shall indemnify and save harmless the Seller from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of the Purchaser to defend any claim as herein provided), resulting from the breach by the Purchaser of any representation or warranty of the Purchaser under this Agreement.

     The Seller will assist with such defence as reasonably required by the Purchaser, at the Purchaser's sole cost.

                                    ARTICLE 6

Patented Funnel Dispenser
-------------------------

6.01 The patties hereto acknowledge and agree that the Patent is not part of the Assets and that nothing, in this Agreement shall be construed to give Northland Packaging or the Purchaser any right, title, interest or license to, or in, the Patent and any prototypes thereof.

6.02 The parties hereto agree that neither the Purchaser nor Northland Packaging has now any right, title or interest in or to the Patent.

                                    ARTICLE 7

Indebtedness to the Seller and Charn
------------------------------------

7.01 The Purchaser agrees to cause Northland Packaging to pay to the Seller and Charn on the fifth (5"') business day following the Adjustment Date (the "Due Date") any bona fide indebtedness as at the Audit Date of Northland Packaging to the Seller and Charn, respectively. For clarity, it is understood and agreed that such indebtedness, if any, shall nevertheless be included in the calculation of Debt for the purposes of section 2.03. All payments pursuant to this section shall include simple interest, which shall be calculated on the payment amounts from the Due Date to the actual payment date at the published prime commercial lending rate of the Royal Bank of Canada, downtown Vancouver branch.

                                    ARTICLE 8
                                     CLOSING

Closing
-------

8.01 The purchase and. sale of the Northland Packaging Shares and the other transactions contemplated by this Agreement will be closed at the Place of Closing and Time of Closing in accordance with the closing procedure set out in this Article S.

Documents to be Delivered by Seller
-----------------------------------

8.02 On or before the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

     (a) the original or certified copies of the charter documents of Northland Packaging and all corporate records documents and instruments of Northland Packaging, the corporate seal of Northland Packaging and all books and accounts of Northland Packaging; is

     (b) certificates representing the Northland Packaging Shares, duly endorsed for transfer to the Purchaser, together with duly executed share certificates respecting the Northland Packaging Shares issued to the Purchaser and recorded in the share register of Northland Packaging;

     (c) all reasonable consents or approvals required to be obtained by the Seller and Northland Packaging for the purposes of validly transferring the Northland Packaging Shares to the Purchaser, and preserving and maintaining the interest of Northland Packaging under any and all Material Contracts and in relation to its Assets;

     (d) the opinion of legal counsel to Northland Packaging respecting the due incorporation, organization and good standing of Northland Packaging and the transfer of the Northland Packaging Shares to the Purchaser, in form and substance satisfactory to the Purchaser acting reasonably;

     (e) current payout statements from all lenders to which monies are owed by Northland Packaging; .

     (f)  duly  signed  consent   resolutions  of  the  directors  of  Northland
          Packaging, approving the transfer of the Northland Packaging Shares to the Purchaser; and

     (g)  duly signed resignations of all directors ofNorthland Packaging.

Documents to be Delivered by Purchaser
--------------------------------------

8.03 On or before the Closing, the Purchaser.shall deliver or cause to be delivered to the Seller: (a) a certified resolution of the directors of the Purchaser approving the transaction contemplated hereby; and (b) a cheque in the amount of one hundred dollars ($100).

                                    ARTICLE 9
                                GENES PROVISIONS

Arbitration
-----------

9.01 All disputes arising out of or in connection with this Agreement, or in respect of any legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by arbitration administered by the British Columbia International Commercial Arbitration Centre pursuant to its Rules. The place of arbitration shall be Vancouver, British Columbia, Canada.

Notice
------

9.02 Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery or by prepaid single certified or registered mail. Any notice delivered by mail shall be deemed to have been received on the fifth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally shall be deemed to have been received on the actual date of delivery.

Addresses for Service
---------------------

9.03 The address for service of notice of each of the parties is as follows:

     (a)  The Seller:

RAISON  INVESTMENTS  INC.
c/o Charn Rai
490 - 789 West Pender Street
Vancouver,  British Columbia
V6C 1H2

     (b)  The Guarantor:

CHARN RAI
913  Henley  Street
New  Westminster,  British  Columbia
V3M 4B9

     (c)  the Purchaser:

CRYOPAK  INDUSTRIES INC.
Suite 1120 - 625 Howe Street
Vancouver, British Columbia
V6C 2T6

Attention: John F. Morgan, Director

Change of Address
-----------------

9.04 Any party may, by notice to the other parties change its address for notice to some other address in Canada or the United States and will so change its address for notice whenever the existing address or notice ceases to be adequate for delivery by hand. A post office box may not be used as an address for service.

Further Assurances
------------------


9.05 Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other parry may reasonably require to carry out and give effect to the terns and intention of this Agreement.

Time of the Essence
-------------------

9.06 Time is expressly declared to be of the essence of this Agreement.

Entire Agreement

9.07 The provisions contained herein, including the schedules hereto, constitute the entire agreement among the Seller and the Purchaser respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among the Seller, the Guarantor and the Purchaser with respect to the subject matter hereof.

Expenses
--------

9.08 Each party `hereto shall bear its own expenses in connection with the preparation of this Agreement and the completion of the transactions contemplated hereby.

Enurement
---------

9.09 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Assignment
----------

9.10 This Agreement is not assignable by any party without the prior written consent of the other parties, which consent may be unreasonably or arbitrarily withheld.

Counterparts
------------

9.11 This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

Headnotes
---------

9.12 The headnotes used in this Agreement are for convenience only and shall have no bearing upon the legal interpretation of this Agreement.

     IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

                                                         CRYOPAK INDUSTRIES INC.

                                                               /s/ Harry Bygdnes
                                                               -----------------
                                                        Harry Bygdnes, President



                                                         RAISON INVESTMENTS INC.

                                                                   /s/ Charn Rai
                                                                   -------------
                                                           Charn Rai, Presidenat
/s/ ______________________
Witness



                                  Schedule "A"

To the Share Purchase Agreement between Cryopak Industries Inc. and Raison Investments Inc., dated September 14, 2000


Definition of EBITDA

"EBITDA" means earnings (computed according to Canadian generally accepted accounting principles) on a consolidated basis for Northland Packaging and Northland Ice before interest, taxes, depreciation and amortization, exclusive of revenues from the manufacture and sale of CRYOPAK and exclusive of all expenses directly attributable to such revenues;

"CRYOPAK" means the Purchaser's patented flexible ice product.

For the purposes of the EBITDA definition only:

     1. Northland Packaging and Northland Ice shall be the only companies within the corporate group to carry on the ice gel and custom packaging businesses, as is presently the case; and

     2. Unless approval is given by Charn, such approval not to be unreasonably withheld, management salaries and management consulting fees of Northland Packaging and Northland Ice will be for Charn and Raj Gill only.

                                  Schedule "B"

To the Share Purchase Agreement between Cryopak Industries Inc. and Raison Investments Inc., dated September 14, 2000


                    Northland Packaging Financial Statements

See attached financial statements as of August 31, 1999 and February 29, 2000.

                                  Schedule "C"

To the Share Purchase Agreement between Cryopak Industries Inc. and Raison Investments Inc., dated September 14, 2000


Equipment

     1. see general collateral description on the security interest registered by National Leasing Group Inc. on February 18, 1999 (attachment marked "3").

     2. see September 1998 "Lease Agreement" with the North Shore Credit Union. The second page entitled "Schedule A" sets out the leased equipment (attachment marked "4").

     3.   see February,  1999 "Lease  Agreement"  with Leasecorp  Financial Inc.
          which  sets  out  three  sets  of  equipment   covered  by  the  lease
          (attachment marked "5").

     4. heated hole punch, "Tricam" filtration system, four conveyers and racking used to store inventory.

N.B. the extent of Northland Custom Packaging's actual title to the equipment during the respective lease terms will be determined by the terms and conditions by each of the individual leases.

                                  Schedule "D"

To the Share Purchase Agreement between Cryopak Industries Inc. and Raison Investments Inc., dated September 14, 2000


Material Contracts

     1.   Collective Bargaining Agreement dated August 8, 2000.

     2. Employment agreements with each of Charn and Raj Gill, dated the date hereof.

     3.   current  security  agreement(s),  (ie both general and specific),  for
          each    situation    in    which    Northland    Packaging    is   the
          debtor/mortgagor/lessee:

          (i) September 22, 1998 "all PAAP" general collateral registration in favour of North Shore Credit Union. It expires in 2004. A copy of the PPR print out in respect of this registration is attached, (marked "18").

          (ii) January 28, 1999 all present and after acquired gel packaging system[s] collateral registration in favour of the North Shore Credit Union. It expires in 2004. Northland Packaging is the co-debtor along with Northland Ice. A copy of the PPR print out in respect of this registration is attached, (marked "19").

          (iii)February 18, 1999 specific equipment collateral list in favour of National Leasing Group Inc. It expires in 2004. The equipment in question is a "sealer and markem." A copy of the PPR print out in respect of this registration is attached, (marked "20").

                                  Schedule "E"

To the Share Purchase Agreement between Cryopak Industries Inc. and Raison Investments Inc., dated September 14, 2000


Accounts Payable and Liabilities

          1. Up-to-date list of Account Payables and Long Term Liabilities of Northland Packaging:

               See attached one page annotated "Vendor Aged Summary as at 8/17/00" list (marked "22"), as well as the above described security registrations in Schedule "D" hereof.

          2.   Material Waivers or Surrenders

               (a)  Collective Bargaining Agreement dated August 8, 2000.

                                  Schedule "F"

To the Share Purchase Agreement between Cryopak Industries Inc. and Raison Investments Inc., dated September 14, 2000


     Permitted Encumbrances

     1.   see above listed security agreements in Schedule "D".

     2.   Certain assets used by Northland Packaging are owned by Northland Ice.

     3. Certain assets used by Northland Packaging are owned by the Purchaser or Cryopak Corporation.

                                  Schedule "G"

To the Share Purchase Agreement between Cryopak Industries Inc. and Raison Investments Inc., dated September 14, 2000


Purchaser Interim Financial Statements

See attached financial statements as of June 30, 2000.

CRYOPAK INDUSTRIES INC.
INTERIM CONSOLIDATED BALANCE SHEETS
AS AT JUNE 30, 2000 AND 1999
(Unaudited - Prepared by Management)


                                                                       2000                   1999
-------------------------------------------------------------- ---------------------  ---------------------
ASSETS

Current
   Cash                                                               $    2,615,339       $        184,378
   Accounts receivable                                                       699,253                511,501
   Inventory                                                                 113,104                 40,364
   Prepaid expenses                                                          121,328                195,670
-------------------------------------------------------------- ---------------------  ---------------------
                                                                           3,549,024                931,913

Term deposit - restricted                                                    132,074                125,649
Investments                                                                       75                     75
Capital assets                                                               414,426                484,387
Advances to related company                                                  202,557                 39,976
Intangibles                                                                  541,108                358,767
-------------------------------------------------------------- ---------------------  ---------------------

                                                                      $    4,839,264        $     1,940,767
-------------------------------------------------------------- ---------------------  ---------------------

LIABILITIES

Current
   Accounts payable and accrued liabilities                          $       395,360       $        248,698
   Current portion of capital lease obligation                               109,782                 81,000
-------------------------------------------------------------- ---------------------  ---------------------
                                                                             505,142                329,698
Capital lease obligation                                                     154,352                230,999
Convertible loan                                                           2,628,530                      -
Deferred income taxes                                                              -                 20,467
-------------------------------------------------------------- ---------------------  ---------------------
                                                                           3,288,024                581,164
-------------------------------------------------------------- ---------------------  ---------------------

SHAREHOLDERS' EQUITY

Share capital                                                             11,134,436             10,538,617
Equity component of convertible loan                                         908,073                      -
(Deficit)                                                               ( 10,491,269)         (   9,179,014)
                                                                           1,551,240              1,359,603
-------------------------------------------------------------- ---------------------  ---------------------

                                                                     $     4,839,264        $     1,940,767
-------------------------------------------------------------- ---------------------  ---------------------


APPROVED BY THE BOARD:

/s/ R. Leigh Jeffs
------------------
Director

/s/ John F. Morgan
------------------
Director

CRYOPAK INDUSTRIES INC.
INTERIM CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT
FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999
(Unaudited - Prepared by Management)


                                                                   2000                   1999
                                                                   ----                   ----
Sales                                                              $         685,031      $         317,179
Cost of goods sold, Schedule 1                                               323,771                177,276
Gross profit                                                                 361,260                139,903
Operating expenses, Schedule 2                                               683,081                507,008
Operating loss                                                      (       321,821)       (       367,105)

Other (income) expenses
   Filing, listing, and transfer agent fees                                    3,197                  5,125
   Other income                                                    (         33,121)                      -
                                                                   (         29,924)                  5,125

(Loss) for the period                                               (       291,897)       (       372,230)
(Deficit), beginning of period                                        (  10,199,372)        (    8,806,785)

(Deficit), end of period                                             $(  10,491,269)       $(    9,179,015)


CRYOPAK INDUSTRIES INC.
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999
(Unaudited - Prepared by Management)


                                                                   2000                   1999
                                                                   ----                   ----
Operating Activities
   Net (loss) for the period                                       $(       291,897)      $(       372,229)
   Adjustment for:
      Amortization                                                            63,665                 39,869
                                                                    (       228,232)       (       332,360)
   Other changes in working capital:
      Accounts receivable                                           (       290,696)       (       126,270)
      Inventory                                                               55,940      (         19,756)
      Prepaid expenses                                              (       100,446)       (       181,596)
      Accounts payable and accrued liabilities                      (       107,030)      (         28,269)
      Current portion of capital lease obligation                                  -     (           3,544)
   Cash used in operating activities                                (       724,446)       (       691,795)

Financing Activities
      Issue of shares                                                        204,199                326,167
      Capital lease obligation                                    (           1,968)       (        18,058)
      Proceeds from convertible loan                                       2,081,603                      -
   Cash provided by financing activities                                   2,283,834                308,109

Investing Activities
      Acquisition of capital assets                                (         34,171)       (        81,129)
      Advances to(from) related company                           (           8,901)                  8,893
      Purchase of intangibles                                       (       262,853)                      -
   Cash used in investing activities                                (       305,925)       (        72,236)

Increase (decrease) in cash, end of period                                 1,253,463        (      455,922)
Cash, beginning of period                                                  1,361,876                765,948
Cash, end of period                                                 $      2,615,339      $         310,026



CRYOPAK INDUSTRIES INC.
INTERIM CONSOLIDATED SCHEDULES OF COST OF GOODS SOLD
FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999
(Unaudited - Prepared by Management)


                                                                                                     Schedule 1

                                                                       2000                   1999
-------------------------------------------------------------- ---------------------  ---------------------
Purchases                                                           $        254,559       $        142,668
Brokerage and tariffs                                                          2,599                  1,375
Delivery and freight                                                          28,737                 33,233
Equipment and storage costs                                                   37,876                      -
-------------------------------------------------------------- ---------------------  ---------------------

Total cost of sales                                                 $        323,771       $        177,276
-------------------------------------------------------------- ---------------------  ---------------------

                                  Schedule "I"

To the Share Purchase Agreement between Cryopak Industries Inc. and Raison Investments Inc., dated September 14, 2000


Purchaser Financial Statements

See attached financial statements as of March 31, 2000.

                                  Schedule "J"

To the Share Purchase Agreement between Cryopak Industries Inc and Raison Investments Inc., dated September 14, 2000


Labour Matters

Collective   Bargaining  Agreement  dated  August  8,  2000,  between  Northland
Packaging and the I.W.A. Canada, C.L.C. Local No. 2171.

                                  Schedule "K"

To the Share Purchase Agreement between Cryopak Industries Inc and Raison Investments Inc., dated September 14, 2000


Litigation

None.

                                  Schedule "M"

To the Share Purchase Agreement between Cryopak Industries Inc. and Raison Investments Inc., dated September 14, 2000


Options and Warrants

     1. Incentive stock options to purchase up to 3,085,000 common shares at various prices between $0.52 and $0.86;

     2. 1999 Stock Option Plan, which authorized the granting of incentive stock options to purchase up to 3,585,800 common shares at prices in compliance with the policies of the CDNX, of which 160,000 options are available to be granted.

     3. Share purchase warrants to purchase up to _________222,000 common shares at various prices between $_______1.00 and $________1.15;

     4. Purchase rights in respect of the purchase of up to 2,000,000 common shares at a price of $0.75 per share, subject to certain performance criteria in respect of the holder of such rights generating certain sales revenue for the Purchaser.

     5. Debt of $3,637,500 convertible into up to 1,980,416 units, each unit comprised of one common share and one-half non-transferable share purchase warrant, each full warrant exercisable for one common share.

                                  Schedule "N"

To the Share Purchase Agreement between Cryopak Industries Inc. and Raison Investments Inc., dated September 14, 2000


Obligations and Guarantees

Nothing other than as disclosed in the previous schedules.